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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference into the Registration Statements on Form S-3 of Merrill Lynch Life Insurance Company "MLLIC" (File Nos. 333-33863 and 33-58303) of our report dated March 1, 2004 (May 4, 2004 as to the effects of the accounting change for stock-based compensation described in Note 2 to the financial statements) (which express an unqualified opinion and which report on the financial statements includes an explanatory paragraph for the change in accounting method in 2004 for stock -based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, and for retroactively restating its 2003, 2002 and 2001 financial statements), appearing in this Form 8-K of MLLIC containing restated financial statements as of December 31, 2003 and for the three years then ended.

/s/ Deloitte & Touche LLP
New York, New York
May 18, 2004